===========================================================================
Individual
Annuity
Contract

===========================================================================

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the settlement date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and payment of the single purchase payment.

Signed for and issued by IDS Life Insurance Company, Minneapolis, Minnesota, as of the contract date shown below.

THIS ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA
WHICH MAY RESULT IN BOTH UPWARD AND DOWNWARD ADJUSTMENTS IN CASH

SURRENDER BENEFITS. Surrenders are available without market value adjustment on the last day of each contract period.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR TEN DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within ten days after you receive it. We will then cancel this contract and refund all purchase payments which you have made. This contract will then be considered void from the start.

President:

/s/ Richard W. Kling
    Richard W. Kling

Secretary:

/s/ William A. Stoltzmann
    William A. Stoltzmann

30365D

AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

-  Individual Annuity Contract
-  Purchase payment is payable in a single sum.
-  Annuity payments to begin on the settlement date.

-  This contract is nonparticipating. Dividends are not payable.

ANNUITANT:                                   John Doe
CONTRACT NUMBER:                             XXX-XXXXXX
CONTRACT DATE:                               March 18, 1991
CONTRACT SETTLEMENT DATE:                    March 18, 2021

30365D                                                              (3/91)

===========================================================================
Guide to Contract Provisions

===========================================================================

Definitions                           Important words and meanings/Page 3

The Annuity Contract                  Entire contract; Incontestability;
                                      Misstatement of birthdate or sex/Page 4

Owner                                 Owner's rights; Change of ownership;
                                      Assignment/Page 4

Beneficiary and Payments to           Who is the beneficiary; Change of
Beneficiary                           beneficiary; Payments to beneficiary/Page
                                      5

Purchase Payment                      Payment of the purchase payment/Page 5

Accumulation Value,                   How the accumulation value is determined;
Cash Surrender Value, and             Surrender of the contract for the cash
Market Adjusted Value                 surrender value; How the market adjusted
                                      value is determined; Annual statement of value/Page 6

Annuity Payment Plans                 When annuity payments begin; Different
                                      ways to receive annuity payments/Page 8

Table of Settlement Rates             Table showing monthly annuity payment
                                      amounts for the various plans/Page 9

30365D

                                      CONTRACT DATA

CONTRACT OWNER:                                                John Doe
PURCHASE PAYMENT:                                             $5,000.00
INITIAL GUARANTEE RATE:                                               7%
INITIAL GUARANTEE PERIOD:                                      5 Years
ACCUMULATION VALUE AT END OF INITIAL GUARANTEE PERIOD:        $7,012.76

                              Surrender Charge Percentage
                       (Applied to Market Adjusted Value Surrendered)

Guarantee      Contract Years as measured from the beginning of a

Period         Guarantee Period

               1       2      3       4      5       6      7       8

  1 Year       1%

  2 Years      2%      1%

  3 Years      3%      2%     1%

  4 Years      4%      3%     2%      1%

  5 Years      5%      4%     3%      2%     1%

  6 Years      6%      5%     4%      3%     2%      1%

  7 Years      7%      6%     5%      4%     3%      2%     1%

  8 Years      8%      7%     6%      5%     4%      3%     2%      1%

  9 Years      8%      7%     6%      5%     4%      3%     2%      1%

 10 Years      8%      7%     6%      5%     4%      3%     2%      1%

For renewal guarantee periods, the surrender charge percentages will be based on the lesser of:

         1.    The length of the new guarantee period, or
         2.    The number of years remaining until the eighth contract

                anniversary.

There are no surrender charges on the last day of a guarantee period. There will never be surrender charges beyond the eighth contract anniversary.

30365D

ANNUITANT:                                   John Doe
CONTRACT NUMBER:                             XXXX-XXXXXXX
CONTRACT DATE:                               March 18, 1991
CONTRACT SETTLEMENT DATE:                    March 18, 2021

30365D

Definitions

===========================================================================

The following words are used often in this contract. When we use these words, this is what we mean:

the annuitant

The person on whose life monthly annuity payments depend.

you, your, owner

The owner of this contract. The owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.

we, our, us
IDS Life Insurance Company.

contract date

It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under contract data.

contract anniversary

The same day and month as the contract date each year that the contract remains in force.

initial guarantee period

The period during which the initial guarantee rate will be credited. It is shown under contract data.

initial guarantee rate

The rate of interest credited to the purchase payment as described in the accumulation value section. It is shown under contract data.

renewal guarantee period

A renewal guarantee period will begin at the end of each guarantee period. It is determined in accordance with the terms of the contract.

renewal guarantee rate

The rate of interest credited to the renewal value as described in the accumulation value section.

30365D
renewal date

The first day of a renewal guarantee period. It will always be on a contract anniversary.

current rate

The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

accumulation value

The value of the purchase payment plus interest credited, adjusted for any surrenders.

market adjusted value

The accumulation value adjusted by the market adjusted value formula.

market value adjustment

The market adjusted value minus the accumulation value.

renewal value

The accumulation value at the end of the guarantee period.

cash surrender value

The market adjusted value less any applicable surrender charge.

written request

A request in writing signed by you and delivered to us at our home office.

settlement

The application of the market adjusted value of the contract to provide annuity payments.

settlement date

The date on which annuity payments are to begin. This date may be changed as provided in this contract.

30365D

===========================================================================
The Annuity Contract

===========================================================================

What is the entire contract?

This contract form and the copy of the application attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our agents or other persons has the authority to change or waive any of our rights or requirements under the contract.

In issuing this contract, we have relied upon the application. The statements contained in the application are considered representations and not warranties. No statements made in connection with the application will be used by us to void the contract or to deny a claim unless that statement is part of the application.

When will this contract become incontestable?

This contract is incontestable from its date of issue.

What if the annuitant's birthdate or sex has been misstated?

If the annuitant's birthdate or sex has been misstated, payments under this contract will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

What laws govern this contract?

This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

===========================================================================Owner

===========================================================================

What are your rights as owner of this contract?

30365D

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges in this contract or allowed by us.

How can you change ownership for this contract?

You can change the ownership of this contract by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Can you assign this contract as collateral?

Yes. While the annuitant is living, you can assign this contract or any interest in it. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in the contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our home office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.

30365D

===========================================================================
Beneficiary and Payments
to Beneficiary

===========================================================================

What death benefits are paid if the annuitant or owner dies before settlement?

If the annuitant or owner dies before settlement while this contract is in force, we will pay the beneficiary the accumulation value.

The accumulation value will be determined as of the date on which due proof of death is received at our home office.

The above described payment will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving spousal joint owner elects to continue this contract.

Unless you have provided otherwise during the lifetime of the annuitant, the beneficiary may elect by written request to have the amount payable applied under the terms of the annuity payment plans section of this contract provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. payments begin no later than one year after we receive due proof of death; and

3. the plan provides equal or substantially equal payments over a period which does not exceed the life of the beneficiary or the life expectancy of the beneficiary.

In this event, the references to "annuitant" in the annuity payment plans section of this contract will apply to the beneficiary.

To whom are the death benefits payable?

Benefits will be paid equally to all primary beneficiaries surviving the annuitant. If none survive, proceeds will be paid equally to all contingent beneficiaries surviving the annuitant. If no beneficiary survives the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

30365D

Who is the beneficiary?

The beneficiary or beneficiaries are as named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay any benefits in accordance with your last change of beneficiary request.

How do you change the beneficiary?

You may change the beneficiary any time while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

What is the spouse's option to continue this contract?

If the owner's death occurs prior to the settlement date, the owner's spouse, if designated as sole beneficiary, may elect in writing to forego receipt of the death benefit and instead continue this contract in force as its owner. The election by the spouse must be made within 60 days after we receive due proof of death.

What if the annuitant dies after settlement?

If the annuitant dies after settlement, the amount payable, if any, will be as provided in the annuity plan then in effect.

===========================================================================
Purchase Payment

===========================================================================

What is the purchase payment for this contract?

The purchase payment for this contract is shown under contract data. It is payable to us on or before the date we deliver this contract. It must be paid or mailed to us at our home office or to an authorized agent.

30365D

===========================================================================
Accumulation Value,
Cash Surrender Value,
Market Adjusted Value

===========================================================================

How is the accumulation value determined?

On the contract date, the accumulation value of this contract is the purchase payment. Thereafter, interest accrues from day to day for the guarantee period at the rate shown under contract data. This rate represents an effective annual yield. At no time while the contract is in force shall interest accrue at a rate less than 3% compounded annually. The accumulation value will be adjusted for any amounts surrendered.

Are there premium tax charges?

We reserve the right to deduct an amount from the accumulation value of this contract at the time that any applicable premium taxes not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

How are renewal guarantee periods determined?

At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing 45 days before the renewal guarantee period. Each renewal guarantee period will be one year unless you elect a different length from those offered at the time. We must receive your written request at least 15 days before the renewal date. The renewal guarantee period may never extend beyond the settlement date.

The accumulation value on the renewal date will be equal to the accumulation value at the end of the guarantee period just ending. This value will earn interest at the renewal guarantee rate. Upon written request, within 45 days of the renewal guarantee period, we will notify you of the renewal guarantee rate then in effect for contracts renewing at that time. The actual renewal guarantee rate will be determined on the renewal date.

30365D

What is the market adjusted value and how is it determined?

The market adjusted value is the accumulation value on any date before the end of the current guarantee period adjusted by a formula. The formula adjustment reflects the relationship between:

1. the interest rate we are then crediting for new contract sales and renewals (Form 30365) for the time remaining in your contract's current guarantee period; and

2. the guaranteed interest rate applicable to your contract's current guarantee period.

The market adjusted value may be more or less than the accumulation value.

The market adjusted value formula is as follows:

market adjusted value         =       renewal value
                                      (1 + ic + .0025)(N + t)

where:  renewal value         =       the accumulation value at the end of your
                                      current guarantee period.

               N              =       the number of complete contract years to
                                      the end of your guarantee period.

               t              =       the  fraction  of  the  contract   year
                                      remaining to the end of your contract year
                                      (for example,  if 180 days remain in a 365
                                      day contract year, t would be .493)

               ic             =       the current rate offered for new contract
                                      sales and renewals (Form 30365) for the
                                      number of years left in your guarantee
                                      period (straight line interpolation
                                      between whole year rates). If N is
                                      zero, ic is the rate for one year
                                      guarantee periods.

The market value adjustment is as follows:

market value adjustment = market adjusted value - accumulation value

30365D

There will be no market value adjustment made on the last day of a guarantee period.

Can you request surrender of any amounts under this contract before settlement?

Yes. By written request to us and subject to the rules below you may:

1.  surrender this contract for the total cash surrender value;

2. partially surrender this contract for a part of the cash surrender value.

How is the cash surrender value determined?

The cash surrender value is the market adjusted value less a surrender charge. The surrender charge is based on the amount surrendered and the contract year in which the surrender is made. The schedule of surrender charges is shown under contract data.

After the first contract anniversary, surrender charges will not apply to surrenders of amounts totaling up to 10% of the contract accumulation value as of the last contract anniversary.

What are the rules for a surrender or partial surrender?

The amount surrendered and any applicable market value adjustment or surrender charge will be deducted from the accumulation value of the contract on the date of surrender. You may surrender all or a portion of the cash surrender value. However, the accumulation value that remains after a partial surrender must be at least $2,000. Any partial surrender must be at least $250.

The surrender payment will normally be mailed to you within seven days of the receipt of your written request.

Upon surrender of this contract for the total cash surrender value, this contract will terminate. We may require that you return this contract to our home office before we pay the total cash surrender value.

Can we delay or suspend payment of a partial or full surrender?

We may defer payment of any partial or full surrender for a period not to exceed 6 months from the date we receive your surrender request or the period permitted by state insurance law, if less. If we defer payment more than 30 days, we will pay annual interest of at least 3% on the amount deferred.

30365D

Will you receive information about your contract values?

Yes. At least once a year we will send you a statement showing both the accumulation value and the cash surrender value of this contract. The statement will specify the surrender charge and market value adjustment used to determine the cash surrender value. This statement will be based on any laws or regulations that apply.

We will also notify you 45 days before the end of a guarantee period concerning renewal periods available and your right to surrender without a market value adjustment on the last day of your guarantee period.

30365D

===========================================================================
Annuity Payment Plans

===========================================================================

When will annuity payments begin?

The first payment will be made as of the settlement date. Before payments begin, we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Can you change the settlement date?

Yes. Tell us the new date by written request. However, the settlement date cannot be later than the later of:

1. the contract anniversary nearest the annuitant's 85th birthday; or

2. the 10th contract anniversary.

Also, if you select a new date, it must be at least 30 days after we receive your written request at our home office.

What are the annuity payment plans?

There are different ways to receive annuity payments. We call these plans.

Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten, or fifteen years. You must select the guaranteed period.

Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

30365D

Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid for the lifetime of the annuitant and a joint annuitant. When either the annuitant or joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

What are the requirements for selecting a plan?

By written request to us at least 30 days before the settlement date, you may select the plan or change to another plan. If at least 30 days before the settlement date we have not received at our home office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for ten years.

If the amount to be applied to a plan is not at least $2,000, or if payments are to be made to other than a natural person, we have the right to make a lump-sum payment of the cash surrender value.

How will payments be made?

Payments will be made by us by check. The check must be personally endorsed by the payee or payees as well as the annuitant (or joint annuitant under Plan D). If the annuitant or joint annuitant does not endorse the check, other evidence must be furnished to show that the annuitant or joint annuitant is still alive.

30365D

===========================================================================
Table of Settlement Rates

===========================================================================

What will be the amount of the monthly annuity payments?

The amount of each monthly annuity payment for each $1,000 of market adjusted value applied under any payment plan will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below.

The amount of such payments under plans A, B, and C will depend on the sex and the adjusted age of the annuitant on the settlement date. The amount of such payments under plan D will depend on the sex and the adjusted age of the annuitant and the joint annuitant on the settlement date.

Adjusted age means the age on the annuitant's nearest birthday minus an "adjustment" based on the calendar year of the birth of the annuitant as follows:

Calendar                                     Calendar
Year of                                      Year of

Annuitant's                   Adjust-        Annuitant's                Adjust-
Birth                         ment           Birth                      ment
-----                         ----           -----                         ----
Prior to 1920                 0              1945 through 1949             6
1920 through 1924             1              1950 through 1959             7
1925 through 1929             2              1960 through 1969             8
1930 through 1934             3              1970 through 1979             9
1935 through 1939             4              1980 through 1989             10
1940 through 1944             5              After 1989                    11

30365D


Amount of Each Monthly Annuity Payment Per $1,000 Applied

      Plan A                   Plan B                Plan C                      Plan D - Joint and Survivor
                                                                                 Adjusted Age of Female Joint Annuitant

      Life         5 Years     10 Years       15 Years      With          Adj.
Adj.  Income       Certain     Certain        Certain       Refund        Male 10 Years 5 Years   Same  5 Years 10 Years
Age*  M      F     M     F     M       F      M       F     M      F      Age* Younger   Younger  Age   Older   Older

-----------------------------------------------------------------------------------------------------------------------------------
55    5.29   4.84  5.26  4.83   5.20   4.80    5.09   4.74   5.05   4.71   55  4.11     4.27     4.45   4.62    4.79
56    5.39   4.92  5.36  4.91   5.29   4.87    5.17   4.81   5.13   4.77   56  4.15     4.32     4.51   4.70    4.88
57    5.49   5.00  5.47  4.99   5.38   4.95    5.25   4.88   5.21   4.85   57  4.19     4.37     4.57   4.77    4.96
58    5.61   5.09  5.58  5.08   5.48   5.03    5.33   4.96   5.30   4.92   58  4.24     4.43     4.64   4.85    5.06
59    5.73   5.19  5.70  5.17   5.59   5.12    5.42   5.04   5.40   5.00   59  4.28     4.49     4.71   4.94    5.16
60    5.86   5.29  5.82  5.27   5.70   5.22    5.51   5.12   5.50   5.09   60  4.34     4.55     4.79   5.03    5.27
61    6.00   5.40  5.96  5.38   5.82   5.32    5.60   5.21   5.60   5.18   61  4.39     4.62     4.87   5.13    5.38
62    6.16   5.52  6.10  5.50   5.95   5.42    5.69   5.30   5.72   5.27   62  4.45     4.69     4.96   5.24    5.50
63    6.32   5.65  6.26  5.62   6.08   5.53    5.79   5.39   5.83   5.37   63  4.51     4.77     5.06   5.35    5.64
64    6.49   5.78  6.42  5.75   6.21   5.65    5.89   5.49   5.96   5.48   64  4.57     4.85     5.16   5.48    5.78
65    6.68   5.92  6.60  5.89   6.35   5.77    5.98   5.58   6.09   5.59   65  4.64     4.94     5.27   5.61    5.93
66    6.88   6.08  6.78  6.03   6.50   5.90    6.08   5.69   6.23   5.71   66  4.71     5.03     5.38   5.75    6.09
67    7.09   6.24  6.98  6.19   6.65   6.04    6.18   5.79   6.38   5.83   67  4.79     5.13     5.51   5.90    6.27
68    7.31   6.42  7.18  6.36   6.81   6.19    6.28   5.90   6.53   5.97   68  4.87     5.24     5.64   6.06    6.46
69    7.56   6.61  7.40  6.54   6.97   6.34    6.37   6.01   6.69   6.11   69  4.96     5.35     5.78   6.24    6.66
70    7.82   6.81  7.64  6.74   7.14   6.50    6.47   6.12   6.86   6.26   70  5.06     5.47     5.94   6.43    6.87
71    8.09   7.04  7.88  6.95   7.31   6.67    6.55   6.22   7.04   6.42   71  5.16     5.60     6.10   6.63    7.11
72    8.39   7.28  8.14  7.17   7.48   6.84    6.64   6.33   7.23   6.59   72  5.26     5.74     6.28   6.84    7.36
73    8.71   7.54  8.41  7.41   7.65   7.02    6.72   6.44   7.43   6.77   73  5.38     5.89     6.47   7.08    7.62
74    9.05   7.83  8.70  7.67   7.83   7.21    6.80   6.54   7.64   6.97   74  5.50     6.05     6.68   7.33    7.91
75    9.41   8.14  9.00  7.95   8.00   7.40    6.87   6.64   7.86   7.17   75  5.63     6.22     6.90   7.60    8.22

*Adjusted age of annuitant.  M = Male   F = Female

The table above is based on the "1983 Individual Annuitant Mortality Table A" assuming an interest rate of 4% per year compounded annually. Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request. Amounts shown in the table below are based on an assumed interest rate of 4% per year compounded annually.

Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
     Years               Monthly             Years               Monthly             Years        Monthly
     Payable             Payment             Payable             Payment             Payable      Payment
     -------             -------             -------             -------             -------      -------
       10                  $10.06            17                  $6.71               24           $5.35
       11                    9.31            18                   6.44               25            5.22
       12                    8.69            19                   6.21               26            5.10
       13                    8.17            20                   6.00               27            5.00
       14                    7.72            21                   5.81               28            4.90
       15                    7.34            22                   5.64               29            4.80
       16                    7.00            23                   5.49               30            4.72


30365D

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Individual Annuity Contract

===========================================================================

-  Individual Annuity Contract.
-  Purchase payment is payable in a single sum.
-  Annuity payments to begin on the settlement date.

-  This contract is nonparticipating. Dividends are not payable.

AMERICAN
EXPRESS
Financial
Advisors

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

30365D